Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Harbinger Group Inc.:

We consent to the incorporation by reference in the registration statement (Nos. 333-178587, 333-43223, 333-45568, 333-124693) on Form S-8 and in the registration statement (Nos. 333-176522 and 333-180070) on Form S-3 of Harbinger Group Inc. of our report dated November 27, 2012, with respect to the consolidated balance sheets of Harbinger Group Inc. as of September 30, 2012 and 2011, and the related consolidated statements of operations, statements of permanent equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended September 30, 2012 and the related financial statement schedules, which report appears in the September 30, 2012 annual report on Form 10-K of Harbinger Group Inc.

/s/ KPMG LLP

New York, New York

November 27, 2012